Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS THIRD QUARTER 2005 RESULTS
DALLAS — November 8, 2005 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the third quarter of fiscal 2005.
Financial Highlights
•	Revenues of $25.1 million increased 6 percent from the $23.7 million reported for the third quarter of last year.

•	Net loss (excluding treasury rate lock agreements) of $1.1 million, or a $0.04 loss per share, versus a loss of $1.4 million, or a $0.05 loss per share, in the third quarter of 2004. Net gain of $0.5 million, or a $0.02 gain per share, on non-cash mark-to-market adjustments on treasury rate lock agreements.

•	Excluding the effect of the treasury rate lock agreements, cash earnings (net income plus depreciation and amortization) in the third quarter of 2005 were $2.1 million, or $0.08 per diluted share, a 24 percent increase from the $1.7 million, or $0.06 per diluted share, reported for the third quarter of 2004.

•	Adjusted EBITDA (income from operations plus depreciation and amortization) of $6.1 million, versus $5.1 million in the prior year period, an increase of approximately 20 percent.

•	Income from operations of $3.0 million increased 44 percent from $2.1 million reported for the third quarter of 2004.
Operational Highlights
•	Average physical occupancy rate on stabilized communities of 91 percent.

•	Operating margins (before property taxes, insurance and management fees) of 45 percent in stabilized independent and assisted living communities.

•	All community revenue increase of 6 percent versus the third quarter of the prior year.
Significant Transactions
•	Completed the refinancing of four communities, converting variable rate debt to a fixed rate of 5.46 percent.

•	Completed the sale of six communities owned by a joint venture with affiliates of Blackstone Real Estate Advisors; leased these communities in an $85 million transaction with Ventas, Inc. (“Ventas”).

•	In October, leased a seventh community from Ventas, which Ventas purchased for $19.5 million.

The Company reported a third quarter 2005 net loss of $0.6 million, or a loss of $0.02 per share, compared to a net loss of $1.4 million, or a loss of $0.05 per share, in the third quarter of 2004. Excluding the effect of the treasury rate lock agreements, the Company’s loss improved from $0.05 per share in the third quarter of last year to $0.04 per share in the current quarter.
“Revenues and cash earnings continue to reflect steady growth and operational improvements,” commented James A. Stroud, Chairman of the Company. “Occupancies and average monthly rents both improved from the third quarter of the prior year, resulting in a 44 percent increase in income from operations.”
Operating and Financial Results
For the third quarter of 2005, the Company reported revenues of $25.1 million, compared to revenues of $23.7 million in the third quarter of 2004, an increase of $1.4 million or approximately 6 percent. Resident and healthcare revenue increased from the third quarter of the prior year by approximately $1.2 million, or 5 percent, as a result of a 2.0 percent increase in the average monthly rent and a 2.6 percent increase in the occupancy rate in the Company’s consolidated properties. Management services revenue increased by approximately $0.2 million from the third quarter of the prior year, primarily due to the acquisition of CGI Management in the middle of the third quarter of 2004, which resulted in the addition of 14 communities under management.
Revenues under management increased approximately 13 percent to $42.2 million in the third quarter of 2005 from $37.5 million in the third quarter of 2004. Revenues under management include revenues generated by the company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company.
While revenues increased, operating expenses were equal to the comparable quarter of the prior year, reflecting over three percentage points of margin improvement and operating leverage in the Company’s business model. These improved operating margins, along with a combined increase of $0.5 million in general and administrative expenses and depreciation and amortization, resulted in income from operations of $3.0 million, compared to $2.1 million in the third quarter of the prior year, an increase of approximately 44 percent.
General and administrative expenses as a percentage of revenues under management were approximately 6 percent in the third quarter of 2005, equal to the third quarter of 2004.
Approximately $0.1 million of general and administrative expense in the third quarter of 2005 was due to the Company’s early adoption on July 1, 2005 of Statement of Financial Accounting Standards No. 123 (revised). The Company recognized compensation expense for new share-based awards and recognized compensation expense for the remaining vesting periods of awards that had been included in pro-forma disclosures in prior periods.

Adjusted EBITDA (defined as income from operations plus depreciation and amortization) for the third quarter of 2005 was $6.1 million, compared to $5.1 million in the third quarter of 2004, an increase of $1.0 million or approximately 20 percent.
Interest expense net of interest income was approximately $0.9 million higher in the third quarter of 2005 compared to the third quarter of 2004, primarily due to higher rates on the Company’s variable rate debt. The Company’s weighted average interest rate was 6.8 percent at the end of the third quarter of 2005.
For the first nine months of 2005, the Company produced revenues of $73.8 million, compared to revenues of $69.3 million in the first nine months of 2004, an increase of $4.4 million or approximately 6 percent.
The Company reported a net loss of $3.5 million, or $0.14 per share, in the first nine months of 2005 compared to a net loss of $5.0 million, or $0.20 per share, in the first nine months of the prior year. Excluding the effect of the treasury rate lock agreements, the Company’s loss from operations improved from $0.20 per diluted share in the first nine months of 2004 to $0.12 per diluted share in the first nine months of 2005.
Adjusted EBITDA for the first nine months of 2005 was $17.7 million, an increase of approximately $4.0 million or 29 percent from the prior year.
Excluding the effect of the treasury rate lock agreements, the Company produced cash earnings of $6.3 million, or $0.24 per diluted share, in the first nine months of 2005 compared to cash earnings of $3.9 million, or $0.16 per diluted share, in the comparable prior year period.
“Operating metrics continue to improve for both the company and the industry,” said Lawrence A. Cohen, Chief Executive Officer. “This quarter reflects further increases in occupancies, rental rates and operating income. Lease transactions that we completed in the last 90 days are expected to be immediately accretive, while increasing our revenue by over $2 million per month. The company is evaluating a number of additional joint venture acquisition and lease opportunities that, if completed, will further improve the Company’s operating results. In addition, we are finalizing plans to increase the number of assisted living units available in several communities, thus providing a continuum of care for our residents while increasing the Company’s revenue potential.”
Capital Overview and Financing
As part of the Company’s strategy to convert variable rate debt to long-term fixed rates at attractive terms, the Company announced in July that it had completed the refinancing of four communities known as the Independence Village properties with GMAC Commercial Mortgage (“GMAC”). The new loans on the four properties total $39,150,000, equal to approximately 70 percent of their appraised value of $56 million.
The interest rate on these loans is fixed for the entire ten-year term at the rate of 5.46 percent. These new loans replace approximately $34 million of debt previously financed through GMAC at variable interest rates equal to LIBOR plus 240 basis points (approximately 5.83 percent at the time of the refinancing). Consequently, the refinancing increased the Company’s available cash by approximately $4.6 million, while reducing the interest rate on the new loan amount by approximately 40 basis points and fixing it for 10 years.
In the third quarter of 2005, the Company recorded a pre-tax gain of $0.8 million on treasury rate lock agreements with a previous lender to Triad II, which was acquired by the Company in July of 2003. These rate lock agreements, along with interest rate swaps, were originally required by the lender to hedge the risk that the costs of future issuance of debt may be adversely affected by changes in interest rates. The debt related to these agreements was refinanced in the fourth quarter of 2004, no longer qualifying these agreements as an effective interest rate hedge.
The Company reflects the interest rate lock agreements at fair value on the balance sheet and related gains and losses are reflected on the income statement. The mark-to-market value of these obligations generally moves in the opposite direction of the yield on the 10-year treasury note.
During the third quarter, an increase of nearly 40 basis points in the yield on the 10-year treasury note caused a decrease of $0.8 million in the settlement amount of this obligation. Since September 30, 2005, the yield on the 10-year treasury has increased further and now exceeds the yield at the beginning of the year.
These non-cash mark-to-market adjustments will continue until the settlement date of January 3, 2006 or until the Company decides to convert the settlement amount of this obligation to a term note. The Company has an option to convert the settlement amount to a note with a five year term at an interest rate of LIBOR plus 250 basis points.
The Company had total mortgage debt of $256.5 million on September 30, 2005. Approximately $175.3 million of debt, or 68 percent of the total, was sensitive to changes in short-term rates and $81.2 million, or 32 percent of the total, was at fixed rates at the end of the quarter. The interest rates on both the variable rate debt and fixed rate debt was 6.8 percent.
The Company is executing a strategy to convert additional variable rate debt to fixed interest rates. By generating cash through additional sale/leaseback transactions, the Company intends to reduce its overall borrowing and fix the remaining debt at attractive rates. The successful execution of this strategic objective should reduce leverage, interest expense and interest rate risk, as well as generating gains for the Company.
As of September 30, 2005, the Company had $18.5 million of cash, cash equivalents and restricted cash, and $146.9 million in shareholders’ equity, equivalent to approximately $5.60 per share.

3Q05 Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s third quarter 2005 financial results. The call will be held on Wednesday, November 9, 2005 at 11:00 am Eastern Time.
The call-in number is 913-981-5571, confirmation code 6451132. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 9, 2005 at 2:00 pm Eastern Time, until November 16, 2005 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 6451132. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
About the Company
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 55 senior living communities in 20 states with an aggregate capacity of approximately 8,900 residents, including 33 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the company, 85 percent of residents live independently and 15 percent of residents require assistance with activities of daily living.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDA, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$17,818	$19,515
Restricted cash	727	—
Accounts receivable, net	2,704	2,073
Accounts receivable from affiliates	6,955	1,220
Federal and state income taxes receivable	2,796	2,018
Deferred taxes	700	642
Assets held for sale	—	1,008
Property tax and insurance deposits	4,735	2,731
Prepaid expenses and other	3,398	2,766

Total current assets	39,833	31,973
Property and equipment, net	373,824	381,051
Deferred taxes	9,572	7,565
Investments in limited partnerships	1,369	3,202
Assets held for sale	2,034	1,026
Other assets, net	10,377	6,358

Total assets	$437,009	$431,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,201	$2,162
Accounts payable to affiliates	—	318
Accrued expenses	9,401	7,478
Deferred income	1,275	680
Current portion of notes payable	9,961	42,242
Customer deposits	2,387	1,936

Total current liabilities	25,225	54,816
Deferred income from affiliates	37	125
Deferred income, net of current portion	3,745	—
Other long-term liabilities	6,774	6,909
Notes payable, net of current portion	254,056	219,526
Minority interest in consolidated partnership	249	252
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000
Issued and outstanding shares — 25,906 and 25,751 in 2005 and 2004, respectively	259	258
Restricted shares issued and outstanding shares — 321 in 2005	3	—
Additional paid-in capital	125,862	124,963
Retained earnings	20,799	24,326

Total shareholders’ equity	146,923	149,547

Total liabilities and shareholders’ equity	$437,009	$431,175

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Resident and health care revenue	$24,116	$22,964	$70,976	$67,569
Unaffiliated management services revenue	408	229	1,204	310
Affiliated management services revenue	560	503	1,578	1,460

Total revenues	25,084	23,696	73,758	69,339
Expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	16,546	16,526	48,832	49,243
General and administrative expenses	2,412	2,088	7,251	6,424
Depreciation and amortization	3,157	3,023	9,438	8,931

Total expenses	22,115	21,637	65,521	64,598

Income from operations	2,969	2,059	8,237	4,741
Other income (expense):
Interest income	38	147	95	468
Interest expense	(4,827)	(4,024)	(13,578)	(11,939)
Gain (loss) on treasury rate lock agreement	775	—	(578)	—
Other income	134	135	368	275

Loss before income taxes and minority interest in consolidated partnership	(911)	(1,683)	(5,456)	(6,455)
Benefit for income taxes	321	325	1,926	1,421

Loss before minority interest in consolidated partnership	(590)	(1,358)	(3,530)	(5,034)
Minority interest in consolidated partnership	2	2	3	36

Net loss	$(588)	$(1,356)	$(3,527)	$(4,998)

Per share data:
Basic loss per share	$(0.02)	$(0.05)	$(0.14)	$(0.20)

Diluted loss per share	$(0.02)	$(0.05)	$(0.14)	$(0.20)

Weighted average shares outstanding — basic	25,858	25,733	25,797	25,035

Weighted average shares outstanding — diluted	25,858	25,733	25,797	25,035

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CAPITAL SENIOR LIVING CORPORATION
RECONCILATION OF NON GAAP ITEMS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Cash earnings reconciliation:

Net loss	$(588)	$(1,356)	$(3,527)	$(4,998)
Depreciation and amortization	3,157	3,023	9,438	8,931

Cash earnings	$2,569	$1,667	$5,911	$3,933

Cash earnings per diluted share reconciliation:

Net loss per diluted share	$(0.02)	$(0.05)	$(0.14)	$(0.20)
Depreciation and amortization per diluted share	0.12	0.11	0.37	0.36

Cash earnings per diluted share	$0.10	$0.06	$0.23	$0.16

Reconciliation of cash earnings excluding gain (loss) on treasury rate locks:

Cash earnings	$2,569	$1,667	$5,911	$3,933
(Gain) loss on treasury rate locks, net of tax	(504)	—	376	—

Adjusted cash earnings	$2,065	$1,667	$6,287	$3,933

Reconciliation of cash earnings excluding loss on treasury rate locks per diluted share:

Cash earnings per diluted share	$0.10	$0.06	$0.23	$0.16
(Gain) loss on treasury rate locks per diluted share	(0.02)	—	0.01	—

Adjusted cash earnings per diluted share	$0.08	$0.06	$0.24	$0.16

Reconciliation of net loss excluding gain (loss) on treasury rate locks:

Net loss	$(588)	$(1,356)	$(3,527)	$(4,998)
(Gain) loss on treasury rate locks, net of tax	(504)	—	376	—

Adjusted net loss	$(1,092)	$(1,356)	$(3,151)	$(4,998)

Reconciliation of net loss excluding the loss on treasury rate locks per diluted share:

Net (loss) income per diluted share	$(0.02)	$(0.05)	$(0.14)	$(0.20)
(Gain) loss on treasury rate locks per diluted share	(0.02)	—	0.01	—

Adjusted net loss per diluted share	$(0.04)	$(0.05)	$(0.12)	$(0.20)

Adjusted EBITDA reconciliation:

Income from operations	$2,969	$2,059	$8,237	$4,741
Depreciation and amortization	3,157	3,023	9,438	8,931

Adjusted EBITDA	$6,126	$5,082	$17,675	$13,672

Reconciliation of shareholders’ equity per outstanding share:

Shareholders’ equity	$146,923
Common shares outstanding at September 30, 2005	26,227

Shareholders’ equity per outstanding share	$5.60

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q3 05	Q3 04	Q3 05	Q3 04	Q3 05	Q3 04

Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	29	31	4,831	4,831	4,324	4,324
Leased	6	—	1,169	—	948	—
Joint Venture communities (equity method)	4	10	698	1,867	628	1,576
Third party communities managed	15	15	1,970	1,970	1,688	1,688

Total	54	56	8,668	8,668	7,588	7,588

Independent living			7,313	7,331	6,324	6,340
Assisted living			1,185	1,167	1,095	1,079
Skilled nursing			170	170	169	169

Total			8,668	8,668	7,588	7,588

II. Percentage of Operating Portfolio
Consolidated communities
Owned	53.7%	55.4%	55.7%	55.7%	57.0%	57.0%
Leased	11.1%	0.0%	13.5%	0.0%	12.5%	0.0%
Joint venture communities (equity method)	7.4%	17.9%	8.1%	21.5%	8.3%	20.8%
Third party communities managed	27.8%	26.8%	22.7%	22.7%	22.2%	22.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			84.4%	84.6%	83.3%	83.6%
Assisted living			13.7%	13.5%	14.4%	14.2%
Skilled nursing			2.0%	2.0%	2.2%	2.2%

Total			100.0%	100.0%	100.0%	100.0%

Selected Operating Results
I. Consolidated communities
Number of communities(1)	29	31
Resident capacity	4,831	4,831
Unit capacity	4,324	4,324
Financial occupancy (2)	87.5%	85.3%
Revenue (in millions)	24.0	22.9
Operating expenses (in millions) (3)	14.8	14.4
Operating margin	38%	37%
Average monthly rent	2,115	2,074

II. Waterford / Wellington communities
Number of communities (4)	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (2)	89.1%	86.3%
Revenue (in millions)	10.3	9.6
Operating expenses (in millions) (3)	6.3	6.1
Operating margin	39%	36%
Average monthly rent	1,830	1,752

III. Total Portfolio
Number of communities (1)	54	56
Resident capacity	8,668	8,668
Unit capacity	7,588	7,588
Financial occupancy (2)	86.9%	84.8%
Revenue (in millions)	42.2	37.5
Operating expenses (in millions) (3)	24.6	22.7
Operating margin	42%	39%
Average monthly rent	2,144	2,101

IV. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	81,208	68,111
Variable rate debt, with a floor	—	50,678
Variable rate debt, with a cap	150,000	34,843
Variable rate debt, no cap or floor	25,283	103,542

Total debt	256,491	257,174

Fixed rate debt — weighted average rate	6.8%	7.8%
Variable rate debt — weighted average rate	6.8%	4.9%
Total debt — weighted average rate	6.8%	5.7%
(1) — Excludes leased properties which were consolidated beginning September 30, 2005.
(2) — Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3) — Excludes management fees, insurance and property taxes.
(4) — Excludes Canton and Towne Centre expansions which were each consolidated with their main campus in December 2004.